UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  October 27, 2014

FUSE SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-22991	87-0460247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5510 Merrick Rd., Massapequa, NY 11758
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 659-7558

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 27, 2014, Brian Tuffin, Richard S. Hutchings, and Reginald Hollinger resigned as directors of Fuse Science, Inc. (the “Company”) and Ezra Green, the Company’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, and Gelvin Stevenson were  appointed as directors of the Company.  Mr. Green was also appointed as Chairman of the Company’s Board of Directors, effective October 27, 2014.

Ezra Green, 52. Mr. Green was appointed our Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer and has served in such role since the closing of the merger between the Company, the Company’s wholly-owned subsidiary and Spiral Energy Tech, Inc. on October 1, 2014. Mr. Green has served as the Chief Executive Officer, Chief Financial Officer, Treasurer and a director of Spiral Energy Tech, Inc. since April 25, 2013.  Mr. Green has served as the Chief Executive Officer, Chief Financial Officer and Treasurer and a director of Northern Wind Energy Corp. since October 15, 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007. Ezra Green has been involved with renewable energy companies for thirteen years and founded Clear Skies Group, Inc. (Clear Skies Solar, Inc.’s operating subsidiary) in 2003. Prior to launching Clear Skies Group, Inc., Mr. Green was a successful entrepreneur and founded TAL Design & Construction in 1990, a general contracting firm. Mr. Green has 25 years of experience in the construction business, including those in which he led TAL Design & Construction to top rankings for excellence and customer satisfaction as stated in The Franklin Report. TAL Design & Construction consulted on interior design and performed high-end commercial and residential construction in New York City and Long Island. Mr. Green began his career as a software engineer and programmer.  Mr. Green’s general business and management background qualify him to be a director of the Company .

Gelvin Stevenson, 69. Dr. Stevenson was appointed as a director of Spiral Energy Tech, Inc. on October 3, 2013.  Dr. Stevenson is an economist and has served as an Associate Professor of Environmental Economics at Pratt Institute since 2006.  He has served as a director of Northern Wind Energy Corp. since October 15, 2013 and as a director of Clear Skies Solar, Inc. from 2007 through March 2012. Dr. Stevenson is the Managing Director of Greentech Investors Forum, which showcases emerging greentech companies at monthly forums, and consults for the clean energy industry. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 15 years, and served as Director of Investment Responsibility for the NYC Comptroller's Office in 1992, when it managed over $40 billion in pension funds. Dr. Stevenson was Associate Economic and Corporate Finance Editor at Business Week magazine from 1977 to 1984, and his writings have appeared in the Business and the Real Estate Sections of the New York Times, New York Magazine and elsewhere. Dr. Stevenson formerly held a Series 7 securities license and is currently a Public Arbitrator for the Financial Industry Regulatory Authority (formerly NASD). Dr. Stevenson holds a Bachelor of Arts from Carleton College and both a Master of Arts and a Ph.D. from Washington University in St. Louis.   Dr. Stevenson’s qualifications to be a director of the Company include his general business experience and experience in the renewable energy industry.

A summary of Mr. Green’s employment agreement with the Company, dated as of October 1, 2014, is set forth in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 6, 2014 and the full text of such employment agreement is filed as Exhibit 10.5 thereto.

Neither Mr. Green nor Mr. Stevenson has any family relationship with any of the executive officers or directors of the Company.  Other than as set forth herein, there are no arrangements or understandings between either Mr. Green or Mr. Stevenson and any other person pursuant to which he was appointed to the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSE SCIENCE, INC.

Date: October 27, 2014	By:	/s/ Ezra Green
Ezra Green
Chief Executive Officer